Exhibit 99.2
Transcript of April 28, 2005 Conference Call
CEVA Q1 2005 Con Call

Safe Harbor
Thank you. Good morning everyone and welcome to the CEVA 2005 first quarter conference call.  If anyone has not received a copy of this morning’s press release, please visit the company’s Web site at www.ceva-dsp.com or call our offices at 212-850-5600 and a copy will be faxed or e-mailed to you.

Before management begins their formal remarks this morning, I would like to remind you that due to the extent the Company’s statements or comments today are forward-looking, I refer you to the risk factors and other cautionary factors in today’s new release, as well as the company’s SEC filings.

Today’s conference call contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they ever materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The forward looking statements in this conference call include statements concerning expected growth in sales from a number of technologies, including some recently introduced and expected to be introduced in the future, continued momentum of revenue growth and operating efficiencies, and CEVA’s guidance with respect to its revenue, gross margins, total operating expenses and net income for 2005. The risks, uncertainties and assumptions referred to above include macroeconomic and geopolitical trends and events; intense competition within our industry; the industries in which we license our technology have experienced a challenging period of slow growth; that the market for the sale of our technology may not develop as expected, especially in the case of newly introduced or planned to be introduced technologies; our ability to timely and successfully develop and introduce new technologies; that we rely significantly on revenue derived from a limited number of licensees; the possible loss of key employees and/or senior management; the challenges of managing a geographically dispersed operation and other risks that are described from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and reports filed after the Form 10-K. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

In addition, this call is being recorded on behalf of CEVA and is copyrighted material.  It cannot be recorded or rebroadcast without the company’s express permission, and your participation implies consent to this taping.

With us this morning are Chet Silvestri, Chairman and Chief Executive Officer, and Christine Russell, Chief Financial Officer and John Bourke, VP of Finance.  Once Chet & Christine have concluded their formal remarks we will be opening the floor for your questions.  With that, I would like to turn the call over to Chet Silvestri.  Chet?

Chet Introduction
•	I’d like to welcome you all… and thank you for joining CEVA’s first quarter 2005 conference call.

•	Let me start by stating that we had a solid first quarter and we are on track to achieve our 2005 targets.

•	In terms of first quarter highlights, our revenue was up, DSOs were down dramatically, we were cash flow positive and we realized significant licensing revenues across all of our product technologies.

•
Our total Q1 revenue was $10 million compared to $9.2 million reported for the previous quarter, up approximately 9 percent from both the year ago quarter and the previous quarter. I want to note that of the deferred revenue we reported in the 10K we filed in March, only $94 K was included in this number.

First Quarter 2005 Customer Highlights
•	We completed seven new licensing agreements including multiuse agreements for our DSP, Serial ATA and GPS 4000 technologies.

•
During the quarter, we also announced and demonstrated our latest multimedia and GPS technologies at the 3GSM show in Cannes. This is a very highly attended annual show focused on the latest trends in cellular technology (hence the name 3GSM).

•
We demonstrated our latest generation of indoor GPS technology which we highlighted by outfitting remote controlled cars that were able to guide and track while in the basement of the main conference center. We were very “indoors” in the middle of a huge steel commercial building with no direct line to any GPS satellites. There was huge interest in this achievement and the demonstration booth was packed during the show.

•	We are licensing this GPS technology today (as mentioned, one signed in the quarter)

•
The other important technology that we demonstrated was our upcoming H.264 multimedia solution running on both our Teak and CevaX DSP’s. Our technology is entirely software-based and is unique in this capability. All of the competitive approaches require adding specialized hardware to a general purpose processor like ARM or MIPS. This adds unnecessary cost and complexity which is a critical issue to address the low power, low cost constraints in cellular handsets and other battery-operated consumer products. For these reasons, we received very strong interest among prospective licensees to evaluate this product.

•	This software-based multimedia will ship in the second half of this year and will help drive our targeted second half growth.

•
Aside from the 3GSM show, we also announced and began shipping our Teaklite II DSP. This is a software-compatible enhancement to our hugely popular Teaklite processor and offers enhanced performance, functionality and speed (again) while maintaining backward software compatibility.

•
As many of you may know, TeakLite is our most licensed DSP core and is currently shipping in high volume applications like 2/2.5G baseband cellular, Portable audio players, camcorders, disk drive controllers and DSL chips.

•	We have seen solid interest from our existing teaklite customer base to license this product upgrade. In fact, we have shipped the product to our first licensee in the quarter.

Environment/Outlook
•	So, with our growing product portfolio, and solid licensing outlook, we remain on track to achieve our 2005 targets.

With that I will hand over to Christine Russell who will discuss our financials.

Christine Russell

Thank you, Chet.

For the first quarter of 2005 we reported revenue of $10 million dollars and a profit of $627,000 or $.03 per share. Both figures in-line with our previous guidance.

Revenue for the prior quarter was $9.2 million dollars, with a profit of $187,000 or $.01 per share.

Gross margins were 87%, a decrease of two points compared to gross margins in the prior quarter of 89%. This is primarily due to customization work for our serial ATA product.

Of the $10 million total revenue, $7.1 million was licenses, $1.8 million was in royalties and we posted $1.2 million from services. Of the $7.1 million there were no prepay extensions in the quarter.

Licensing revenue was up 22 percent over the prior quarter and comprised 70% of total revenues.

Our first quarter royalty revenue was $1.8 million, a decrease of 13 percent from the $2 million we reported last quarter.

Shipped units by CEVA licensees were approximately 30 million in the first quarter compared to 33 million shipped in the previous quarter.

The drop in both royalty revenues and customers unit shipments in qtr 1-05 compared to qtr 4-04 can be attributed to the seasonality of our consumer-oriented licensees. We recognize royalty revenue quarterly in arrears - that is only after we have received confirmation from our customers of their end product shipments, which is in the quarter after the actual customer unit shipments are made.

Our quarter 1-05 royalty revenue reflects customer reported unit shipments from Qtr 4-04 and our Qtr 4-04 royalty revenue reflects customer reported unit shipments from Qtr 3-04, which is seasonally a strong shipment quarter for our customers. The 13% sequential drop in royalty revenue in qtr 1-05 over qtr 4-04 compares to a similar 17% sequential drop in our royalty revenue from qtr 1-04 to qtr 4-03.

If we compare on an annual basis, our Qtr 1-05 royalty revenue is up 49% over the quarter a year ago and the unit shipments number is up 55 percent from the 19 million units shipped in the first quarter of 2004, reflecting the growing market adoption of CEVA technology and customer success using our technology

We expect to see more customer adoption throughout the rest of 2005 as we update and expand our product portfolio.

Of the total 30 million units shipped 12.5 million units were attributable to licensees currently paying per unit royalties, and over 17 million units were shipped by licensees who are burning through their prepay license volumes. This compares to 33 million units shipped in quarter four -2004, of which 12.8 million paid and 20 million pre-paid.

In the first quarter 2005, our average paid royalty unit rate was just over 14 cents for the 12.5 million units shipped in the quarter.

In Q1-05 we had a total of 22 shipping customers - 15 paying per unit and 7 in prepay.

Services are 12% of our revenue and are comprised of support and maintenance and design services consulting.

Operating expenses for the first quarter were $8.3 million, which is a 3% increase compared to prior quarter, primarily reflecting the planned increase hiring of 7 additional multimedia software engineers in the quarter. We continue to actively monitor all operating costs to ensure we maintain our bottom line net income.

Other Income increased over 10% to $335k reflecting the higher yields achieved on our increasing cash balances.

First quarter net income increased to $627k or $0.03 cent per share, compared with fourth quarter 2004 net income of $187,000, or $0.1 cent per share.

As at March 31, 2005, cash and marketable securities were $60.3 million up $700k from the prior quarter - our third successive quarter of positive cash flow generation.

As highlighted earlier, DSOs have decreased significantly over the last two quarters from 108 days to 82 days. This reduction is due to better operational discipline and we plan to maintain this momentum going forward.

Looking ahead, we expect total revenue for the second quarter to be between $10 and $11 million. Gross margins are expected to stay in the 87% to 90% range with operating expenses expected to be approximately $8.5. We continue to target profitability for the second quarter.

For the full year 2005 we maintain our full year guidance and are targeting revenues in the range of $44 million to $46 million, gross margin in the range of 88 percent to 90 percent, operating expense in the range of $36 million to $37 million and net income in the range of $3.5 million to $4.5 million.

Ending share count for 2005 is expected to be approximately 20 million shares.

We will now open the phones up for questions.

Operator gives instructions on how to ask questions. After Q&A Chet wraps up.

Chet Silvestri Wrap Up
Thank you again for joining us today, and for your continued interest in CEVA.
We look forward to meeting with many of you next month. We would like to remind you that CEVA will be presenting at the Annual AeA Classic Financial Conference in Monterey, California on Monday, May 16. We hope to see you there! Thanks and goodbye.